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                                                                      EXHIBIT 99

Company Contact:                                    Investor Relations Contact:
Shmuel BenTov, Frank Thoelen                        Leon Berman
TACT                                                Makovsky & Company
(212) 979-1010                                      (212) 508-9641
sbentov@tact.com, fthoelen@tact.com                 lberman@makovsky.com
                                                    --------------------


                 TACT RECEIVES ADDITIONAL $1 MILLION INVESTMENT

NEW YORK (July 7, 2000) -- The A Consulting Team, Inc. (Nasdaq Symbol: TACX), a leading provider of e-Services to Fortune 1000 clients, announced today that Michael G. Jesselson, through two investment trusts he controls, has invested $1 million in TACT by purchasing 125,000 shares of TACT common stock at $8.00 per share with two-year warrants to purchase an aggregate of 125,000 additional shares of TACT's common stock at $13.00.

"We are delighted that Michael Jesselson has recognized TACT's eServices solutions as a worthwhile investment," said Shmuel BenTov, Founder, Chairman, and CEO of TACT. "We are confident that our continued success at creating and implementing our e-Services offerings will continue to attract additional investors of Mr. Jesselson's caliber."

"I am excited about this investment in TACT," said Mr. Jesselson. "I believe TACT has the eServices capabilities to take advantage of an ever increasing demand from companies looking to bring their business online and that it will play a major role in this space."

Mr. Jesselson is president of Jesselson Capital Corporation, a family investment group located in New York City. He was an investor in several successful Internet startups and has also been an investor in many other areas. He sits on the Board of a number of public companies and not-for-profit philanthropic organizations.


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About TACT

TACT(R) is an end-to-end e-Services provider including web strategy and design, web development and integration, and web application hosting to a broad range of Fortune 1000 companies and other large organizations. In addition, TACT provides its clients with enterprise-wide Information Technology consulting, software and training services and solutions. TACT is a majority owner of T3 Media, Inc. www.t3media.com, an e-business web integrator, holds a minority interest in Always-On, Inc. www.always-on.com, and is the parent of American Catalyst, LLC www.americancatalyst.com. More information about TACT(R) can be found at its web site at www.tact.com.

"Safe Harbor" Statements under the Private Securities Litigation Reform Act of 1995: Statements made in this press release which are not historical facts, including those that refer to TACT plans, beliefs and intentions, are "forward-looking statements" that involve risks and uncertainties. These risks and uncertainties could cause actual results to differ materially from the forward-looking statements, and include, but are not limited to, TACT's ability to scale its existing and any new businesses. For a more complete description of the risks that apply to TACT's business, please refer to the Company's filings with the Securities and Exchange Commission. The Company's actual results may differ materially from the results anticipated in these forward-looking statements as a result of certain factors set forth under Risk Factors and elsewhere in the Company's Annual Report on Form 10-K with the Securities and Exchange Commission on March 31, 1999.

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